EXHIBIT 99.1

 brooqLy Announces Improved Service Level for Shareholders

October 23, 2023.  brooqLy, Inc (OTCM: BRQL), an innovative technology company, reported today that it has been approved for DWAC/DRS service, a preferred stock transfer system.

DWAC (Deposit/Withdrawal at Custodian) and DRS (Direct Registry System) are two methods that enable electronic transfer of paper share certificates to and from the DTC (Depository Trust Company). Both systems allow broker dealers to hold the securities in electronic form with the transfer agent rather than requiring paper certificates. This approval came as a result of brooqLy’s first trading on October 16, 2023, on OTC Markets under the Ticker Symbol, BRQL.

"The DWAC/DRS application approval is one element of brooqLy’s larger plan to improve our investors’ experience, and continue under a humble path to maximize shareholder value under a solid strategy”, said says Mr. Panos Lazaretos, CEO of brooqLy, Inc.

About brooqLy:

brooqLy is a technology company that has developed an innovative platform for consumers, brands, and retail shops to connect and interact through a Social Networking experience. Currently the platform enables its users to purchase and send consumer products from collaborating retail shops, called “Treats”, to anyone, anywhere, and at any time, in a personalized way. The company aims to upgrade the platform to a holistic “out-of-home entertainment” platform by adding further user-friendly functionalities for its users.

Safe Harbor Statement

The press release may include certain statements that are not descriptions of historical facts but are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section21E of the Securities Exchange Act of 1934. These forward-looking statements may include the description of our plans and objectives for future operations, assumptions underlying such plans and objectives, and other forward-looking terminology such as “may,” “expects,” “believes,” “anticipates,” “intends,” “projects,” or similar terms, variations of such terms or the negative of such terms. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. Such information is based upon various assumptions made by, and expectations of, our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to significant economic and competitive uncertainties and contingencies beyond our control and upon assumptions with respect to the future business decisions which are subject to change. Accordingly, there can be no assurance that actual results will meet expectations and actual results may vary (perhaps materially) from certain of the results anticipated herein. No information in this press release should be construed in any way whatsoever as an indication of the Company’s future revenues, results of operations, or revenues.